Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Duncan Energy Partners L.P. on Form S-8 of (i) our report dated March 2, 2009 (August 27, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3), relating to the consolidated financial statements of Duncan Energy Partners L.P. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs (1) indicating the financial statements of the Partnership were prepared from the separate records maintained by Enterprise Products Partners L.P. or affiliates and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Partnership had been operated as an unaffiliated entity and (2) concerning the retrospective adjustments related to the adoption of SFAS 160) appearing in the Current Report on Form 8-K of Duncan Energy Partners L.P. dated August 27, 2009, (ii) our report dated March 2, 2009 relating to the effectiveness of Duncan Energy Partners L.P. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Duncan Energy Partners L.P. for the year ended December 31, 2008, and (iii) our report dated March 2, 2009 (August 27, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3), relating to the consolidated balance sheet of DEP Holdings, LLC and subsidiaries at December 31, 2008 (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160), appearing in the Current Report on Form 8-K of Duncan Energy Partners L.P. dated August 27, 2009.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 10, 2010